Exhibit 10.6

TUBEMOGUL, INC.

March 13, 2014

John Hughes

Dear John:

TubeMogul, Inc. (the “Company”) is pleased to confirm the terms of your continuing employment with the Company described herein. This letter supersedes and restates your previous offer letter with the Company.

1. Position. Your title will be President of Products and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Salary. The Company will pay you a salary at the rate of $225,000 per year payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3. Cash Incentive Compensation. Additionally you shall be eligible for $45,000 in additional cash compensation based upon the Company’s achievement of yearly objectives, to be determined by the Chief Executive Officer. The cash incentive shall be 75% based upon achieving financial objectives and 25% based upon achieving non-financial objectives.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the Company policy and applicable plan documents. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

6. Change of Control. You will vest in all of your unvested stock options, restricted stock units and other equity awards granted to you by the Company if both of the following occur: (a) the Company is subject to a Change of Control (b) you are subject to an Involuntary Termination that occurs (i) within 90 days prior to that Change of Control, or (ii) within 12 months after that Change of Control; and (c) you execute (and do not revoke, if applicable) a full and complete general release of all claims, such release language to be in substantially the form attached as Attachment A hereto, which may be updated by the Company to conform to changes in applicable law or regulations without your approval (the “Release”).

7. Severance Benefits.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 7(b) and (c) in addition to any benefits described in Section 6, if applicable. However, this Section 7 will not apply unless and until you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed (and not revoked, if applicable) the Release.

(b) Salary Continuation. Subject to your satisfying the conditions in Section 7(a), if you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 3 months after your Separation. Your base salary will be paid based on the annual salary rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, the first payment will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) Lump-Sum Payment in Lieu of Health Benefit. Subject to your satisfying the conditions in Section 7(a), if you are subject to an Involuntary Termination, the Company will pay you a lump-sum amount, net of applicable withholding taxes, equal to the product of (A) six and (B) the monthly amount the Company was paying on behalf of you and your eligible dependents, if any, with respect to the Company’s health insurance plans in which you and your eligible dependents, if any, were participants as of the day of your Separation. Such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 7(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 7(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10. Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County in connection with any Dispute or any claim related to any Dispute.

11. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (i) your willful refusal to implement or follow a lawful policy or directive of the Board, or your failure to otherwise perform the duties of your position in a reasonably satisfactory manner, which breach, if curable, is not cured within thirty (30) days after written notice to you from the Company; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your material breach of this Agreement or any other written agreement with the Company (provided that should the Company contend that you have materially breached this Agreement or such other agreement it will first provide you written notice and a thirty (30) day period to cure the alleged breach).

“Change of Control” means

(i) a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) an Excluded Entity (as defined in subsection (ii) below); or

(ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (such corporation, entity or person, an “Excluded Entity”).

Notwithstanding anything stated herein, a transaction shall not constitute a “Change of Control” if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction. For clarity, the term “Change of Control” as defined herein shall not include stock sale transactions whether by the Company or by the holders of capital stock.

“Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation from the Company as a result of your resignation within 60 days after one of the following conditions has come into existence without your consent:

(i) A reduction in your base salary by more than 20% (other than as part of an across-the-board, proportional compensation reduction applicable to all executive officers);

(ii) A material diminution of your authority, title, duties or responsibilities, provided that a mere change in title alone in connection with a Change of Control shall not constitute a material diminution of your authority, duties or responsibilities; or

(iii) A relocation of your principal workplace by more than 50 miles, where such relocation increases your one-way commute.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition or event within 60 days after the condition or event comes into existence or occurs, the Company fails to remedy the condition or event within 30 days after receiving your written notice, and you resign within 180 days after the initial occurrence of such condition or event.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation from the Company as a result of a termination of your employment by the Company without Cause other than for death or Disability, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

You may indicate your agreement with these terms by signing and dating this letter agreement in the space provided below.

Very truly yours,

TubeMogul, Inc.

/s/ Brett Wilson

By:	Brett Wilson

Title:	CEO

I have read and accept this employment offer:

/s/ John Hughes
Signature of John Hughes

Dated:	3/13/2014

ATTACHMENT A

RELEASE OF CLAIMS

You agree that your employment from TubeMogul, Inc. (the “Company”) will be terminated on [DATE]. If you comply with the conditions for eligibility described in Section 7 of the offer letter by and between you and the Company, dated [DATE] (the “Offer Letter”), including that you (i) return all Company property in your possession, (ii) resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) sign and do not revoke this Release of Claims (the “Agreement”), the Company will provide you with the benefits described in [Section 7(b) and (c)] of the Offer Letter (collectively, the “Severance Benefits”). Such Severance Benefits will be paid to you in accordance with the terms of your Offer Letter, provided that in no event will you be paid any Severance Benefits prior to the Effective Date (defined below).

In consideration for receiving the Severance Benefits , you waive and release any and all claims and causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter arising from the beginning of the world up to the Separation Date, including, without limitation, any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, and all other laws and regulations relating to employment.

You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his settlement with the debtor.”

You and the Company do not intend that you will release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802 or other applicable law. This release does not extend to any claim for Severance Benefits or the breach of this Agreement. Nothing in this release waives your rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the TubeMogul, Inc., state or federal law or policy of insurance.

You acknowledge that you have 21 days to consider this Agreement from (but may sign it at any time beforehand if you so desire), and that you can consult an attorney in doing so. You also acknowledge that you can revoke this Agreement within 7 days of signing it by sending a certified letter to that effect to [INSERT NAME AND ADDRESS]. You understand and agree that this Agreement shall not become effective or enforceable until the 8th day following the date you sign this Agreement, provided you have not revoked the agreement in accordance with this paragraph (such 8th day, the “Effective Date”) and no payments or benefits will be provided prior to the Effective Date.

To accept this Agreement, please sign below and return this letter to [INSERT NAME AND ADDRESS] on or before [INSERT DATE THAT IS 21 or 45 DAYS AFTER RECEIPT, AS APPLICABLE].

UNDERSTOOD AND AGREED:

Dated:

[EMPLOYEE NAME]